Exhibit 99.1

PRESS RELEASE — FOR IMMEDIATE RELEASE

CONTACT: Kenneth R. Howe, Chief Financial Officer

(248) 737-4190

AGREE REALTY CORPORATION REPORTS FOURTH QUARTER
2004 OPERATING RESULTS

Fourth Quarter 2004 Highlights:

Financial Information

•	Diluted FFO per share of $0.67
•	$0.49 per share quarterly dividend paid January 6, 2005

     FARMINGTON HILLS, MI (February 24, 2005) — Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended December 31, 2004. For the fourth quarter, funds from operations increased 3.1% to $4,792,000 compared with funds from operations in the fourth quarter of 2003 of $4,647,000. Diluted funds from operations per share were $0.67 per share compared with $0.65 per share for the fourth quarter of 2003. Net income decreased to $3,275,000, or $0.51 per share on a diluted basis, compared with net income for the fourth quarter of 2003 of $3,997,000, or $0.62 per share. Total revenue increased 8.7% to $7,935,000, compared with total revenue of $7,301,000 in the fourth quarter of 2003. A reconciliation of net income to FFO is included in the financial table accompanying this press release.

     For the year ended December 31, 2004, funds from operations increased 20.7% to $18,337,000 compared with funds from operations for the year ended December 31, 2003 of $15,195,000 ($16,156,000 before a charge for early extinguishment of debt). Diluted funds from operations per share were $2.57 per share compared with $2.55 per share ($2.72 per share before a charge for early extinguishment of debt) for 2003. Net income was $13,123,000, or $2.03 per share on a diluted basis, compared with net income for the comparable period last year of $10,472,000, or $1.99 per share. Total revenue increased 9.0% to $30,146,000, compared with total revenue of $27,665,000 for the comparable period last year.

Funds from Operations

     Management considers Funds from Operations (“FFO”) to be a useful supplemental measure to evaluate operating performance. The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) to mean net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization. FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. In addition, our method of calculating FFO may not be comparable to the methods used by other REITs and, accordingly may be different from similarly titled measures reported by other companies.

Dividend

     We paid a cash dividend of $0.49 per share on January 6, 2005 to shareholders of record on December 23, 2004. The dividend is equivalent to an annualized dividend of $1.96 per share and represents a payout ratio of 73.1% of funds from operations for the quarter.

Portfolio Results

     At December 31, 2004, Agree Realty Corporation’s total assets were $215,702,360. At quarter end our portfolio consisted of 54 properties totaling 3,462,851 million square feet located in 14 states. The portfolio was 99% leased at the end of the quarter. During the quarter we:

•	Acquired a single tenant property located in Albion, NY for approximately $4.9 million.

•	Completed the development of a single tenant property located in Flint, Michigan.

•	Announced that we would develop a retail property in Grand Rapids, Michigan.

•	Announced that we would develop a retail property in Delta Township, Michigan

Lease Expirations

     The following table shows lease expirations for the next 10 years for our freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options.

			December 31, 2004
		Gross Leasable Area		Annualized Base Rent
	Number
Expiration	of Leases	Square	Percent		Percent
Year	Expiring	Footage	of Total	Amount	of Total

2005	19	141,395	4.1%	$781,915	2.8%

2006	38	180,024	5.2	1,457,649	5.2

2007	13	68,330	2.0	491,710	1.7

2008	26	314,595	9.1	1,333,143	4.7

2009	10	162,490	4.7	732,864	2.6

2010	10	226,385	6.5	1,365,727	4.8

2011	6	178,903	5.2	1,163,938	4.1

2012	—	—	—	—	—

2013	1	51,868	4.5	492,746	1.7

2014	3	172,958	5.0	824,206	2.9

Total	126	1,496,948	46.3%	$8,643,898	30.5%

Annualized Base Rent of our Properties

The following is a breakdown of base rents in place at December 31, 2004 for each type of retail tenant:

National	$25,122,072	88.58%
Regional	1,999,713	7.05
Local	1,239,009	4.37

Total	$28,360,794	100.00%

Operating Partnership Units

     As of December 31, 2004 there were 673,547 operating partnership units outstanding.

     Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties and neighborhood community shopping centers, located in fourteen (14) states and leased to major retail tenants.

     Agree Realty Corporation considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Such statements are, by their nature, subject to certain risks and uncertainties. The Company cautions that, as a result of a number of factors, actual results could differ materially from those set forth in this presentation. Other risks, uncertainties and factors that could cause actual results to differ materially than those projected are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

     For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue
Minimum rents	$7,025	$6,207	$26,778	$24,106
Percentage rent	35	87	63	186
Operating cost reimbursements	875	909	3,055	2,932
Unconsolidated entities	—	97	217	438
Other income	—	1	33	3

Total Revenue	7,935	7,301	30,146	27,665

Expenses
Real estate taxes	425	408	1,807	1,773
Property operating expenses	487	437	1,981	1,908
Land lease payments	185	183	737	737
General and administration	865	599	2,848	2,275
Depreciation and amortization	1,189	1,035	4,437	4,024
Interest expense	1,168	1,123	4,507	5,684
Early extinguishment of debt	—	—	—	961

Total Expenses	4,319	3,785	16,317	17,362

Income before minority interest and Discontinued operations	3,616	3,516	13,829	10,303
Minority interest expense	341	341	1,304	1,167

Income before discontinued operations	3,275	3,175	12,525	9,136
Gain on sale — discontinued property	—	740	523	740
Income from discontinued operations	—	82	75	596

Net income	$3,275	$3,997	$13,123	$10,472

Net Income — per share	$.51	$.62	$2.03	$1.99

Reconciliation of Funds from Operations to Net Income
Net income	$3,275	$3,997	$13,123	$10,472
Depreciation of real estate assets	1,165	1,029	4,380	4,165
Amortization of leasing costs	11	12	45	55
Gain on sale of assets	—	(835)	(577)	(835)
Minority interest	341	444	1,366	1,338

Funds from Operations	$4,792	$4,647	$18,337	$15,195

Funds from Operations — per share	$.67	$.65	$2.57	$2.55

Weighted average number of shares and “OP” units outstanding	7,152	7,109	7,149	5,949

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	Dec 31,	Dec 31
	2004	2003
ASSETS
Real estate investments, at cost	$253,293	$221,225
Accumulated depreciation	(41,728)	(38,476)
Cash and cash equivalents	587	1,004
Cash — restricted	—	4,310
Rents receivable	627	622
Investments in and advances to unconsolidated entities	—	330
Deferred costs, net of amortization	1,261	1,387
Other Assets	1,662	1,284

Total Assets	$215,702	$191,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages payable	$53,809	$55,967
Construction loans	—	1,569
Notes payable	39,200	26,500
Deferred revenue	13,483	—
Other liabilities	5,703	5,640

Total Liabilities	112,195	89,676

Total Minority Interest	5,875	5,822

Common stock	1	1
Additional paid-in capital	109,600	108,252
Accumulated deficit	(10,727)	(11,228)
Unearned compensation	(1,242)	(837)

Total Stockholders’ Equity	97,632	96,188

	$215,702	$191,686